EXHIBIT 10.1

Customer No.

Loan No.

RBC Centura	SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (SD-L&S)

This SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“Agreement”) is entered into as of the 14th day of September, 2007, by and between RBC CENTURA BANK (“Bank”) and COMPUTER SOFTWARE INNOVATIONS, INC. (“Borrower”).

RECITALS

This Agreement amends and restates the Amended and Restated Loan and Security Agreement between Bank and Borrower dated as of January 2, 2007 (the “Original Agreement”) as set forth hereinafter, and does not constitute a new loan or a novation of the Original Agreement.

Borrower wishes to obtain additional credit from time to time from Bank, and Bank desires to extend such additional credit to Borrower for use by Borrower in its business. This Agreement sets forth the terms and conditions on which Bank will advance credit to Borrower.

AGREEMENT

The parties agree as follows:

1. DEFINITIONS AND INTERPRETATION.

1.1 Definitions. Capitalized terms used herein and not defined in the specific section in which they are used shall have the meanings assigned to such terms in Exhibit A. Terms not defined in a specific section or in Exhibit A which are defined in the Code shall have the meanings assigned to such terms in the Code.

1.2 Accounting Terms. All accounting terms not specifically defined in Exhibit A shall be construed in accordance with GAAP and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules.

1.3 Use and Application of Terms. To the end of achieving the full realization by Bank of its rights and remedies under this Agreement, including payment in full of the Obligations, in using and applying the various terms, provisions and conditions in this Agreement, the following shall apply: (i) the terms “hereby”, “hereof”, “herein”, “hereunder” and any similar words refer to this Agreement; (ii) words in the masculine gender mean and include correlative words of the feminine and neuter genders and words importing the singular numbered meaning include the plural number, and vice versa; (iii) words importing persons include firms, companies, associations, general partnerships, limited partnerships, limited liability partnerships, limited liability limited partnerships, limited liability companies, trusts, business trusts, corporations and other registered or legal organizations, including public and quasi-public bodies, as well as individuals; (iv) the use of the terms “including” or “included in”, or the use of examples generally, are not intended to be limiting, but shall mean, without limitation, the examples provided and others that are not listed, whether similar or dissimilar; (v) the phrase “costs and expenses”, or variations thereof, shall include, without limitation, the reasonable fees of the following persons: attorneys, legal assistants, accountants, engineers, surveyors, appraisers and other professionals and service providers; (vi) as the context requires, the word “and” may have a joint meaning or a several meaning and the word “or” may have an inclusive meaning or an exclusive meaning; (vii) this Agreement shall not be applied, interpreted and construed more strictly against a person because that person or that person’s attorney drafted this Agreement;

(viii) wherever possible each provision of this Agreement and the other Loan Documents shall be interpreted and applied in such manner as to be effective and valid under applicable Requirements of Law, but if any provision of this Agreement or any of the other Loan Documents shall be prohibited or invalid under such law, or the application thereof shall be prohibited or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions, or the application thereof shall be in a manner and to an extent permissible under applicable Requirements of Law; and (ix) the Loan Documents shall be subject to the terms and conditions of this Agreement, and in the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Loan Documents, the terms and conditions of this Agreement shall prevail, except that the terms of the Promissory Notes shall prevail with respect to any payment obligations of Borrower to Bank.

2. CREDIT EXTENSIONS.

2.1 Credit Extensions. Subject to and upon the terms and conditions of this Agreement and provided that no Event of Default has occurred and is continuing, Bank shall make or has made available to Borrower the following Credit Facilities and Credit Extensions thereunder: Revolving Facility, Equipment Facility, and Real Estate Facility. The Credit Facilities and related Credit Extensions which are to be made available to Borrower are more fully described below in this Section 2.1 and unless otherwise provided in this Agreement, the Credit Facilities and related Credit Extensions shall be evidenced by one or more Promissory Notes from Borrower to Bank and the Credit Extensions shall bear interest, and the Credit Extensions, the interest and the fees, charges, premiums and costs and expenses associated therewith, shall be repayable in accordance with the terms of such Promissory Notes and this Agreement.

(a) Revolving Facility.

(i) General. At any time from the date hereof through the Revolving Maturity Date, Bank agrees to make advances (“Advance” or “Advances”) to Borrower to fund short-term working capital and for general corporate purposes of Borrower – and not for any other purpose. Unless otherwise agreed, Bank will make Advances on a daily basis, provided that the aggregate amount of outstanding Advances shall not exceed at any time (i) the lesser of (A) the available amount under the Revolving Facility or (B) the Borrowing Base. If no Event of Default has occurred and is continuing, amounts borrowed under the Revolving Facility may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

(ii) Making Advances. Advances will be made every Business Day to Borrower, so long as they are supported by the Borrowing Base and no Event of Default has occurred, is continuing, or will result in an Event of Default following the Advance. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower (A) when credited to any deposit account of Borrower maintained with Bank; or (B) when advanced in accordance with the instructions of an authorized person. Bank, at its option, may set a cutoff time, after which all requests for Advances will be treated as having been requested on the next succeeding Business Day. Not later than 2:00 p.m. (Eastern time) on the date on which Borrower’s request for an Advance is deemed to have been made, Bank shall make the Advance available to Borrower in immediately available funds by crediting the amount thereof to Borrower’s account with Bank.

(iii) Loan Account. Bank shall maintain on its books a record of account in which Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Revolving Facility. Bank shall provide Borrower with periodic statements of Borrower’s account, which statements shall be considered to be correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days after Borrower’s receipt of any such statement which Borrower deems to be incorrect.

(b) Equipment Facility. Bank has made a term loan to Borrower, evidenced by that certain Commercial Promissory Note dated January 2, 2007, in the principal amount of Eight Hundred Thousand and No/100ths Dollars ($800,000.00). This Equipment Facility is fully funded as of the date of this Agreement.

(c) Real Estate Facility. Bank has made a term loan to Borrower, evidenced by that certain Commercial Promissory Note dated February 9, 2007, in the principal amount of Four Hundred Eighty-Six Thousand and No/100ths Dollars ($486,000.00). This Real Estate Facility is fully funded as of the date of this Agreement.

2.2 [Intentionally Omitted].

2.3 Overadvances. If, at any time, the aggregate amount of the outstanding principal under any Credit Extension exceeds the maximum amount that is permitted to be outstanding at any one time, as provided in this Section 2, the Borrower shall immediately pay to Bank, in cash, the amount of such excess upon written or oral notice from Bank.

2.4 Charging of Payments. Upon the occurrence and during the continuation of an Event of Default hereunder, Bank may, at its option, set-off and apply to the Obligations and otherwise exercise its rights of recoupment as to any and all (i) balances and deposits of Borrower held by Bank and (ii) indebtedness and other obligations at any time owing to or for the credit or the account of Borrower by Bank and by any of Bank’s Affiliates. Bank may, at its option, upon the occurrence and during the continuation of an Event of Default, also charge all payments required to be made on any of the Obligations against the Revolving Facility. If Bank charges the aforementioned payments against the Revolving Facility, the same shall be deemed an Advance thereunder and the amount of the Advance shall thereafter accrue interest at the interest rate applicable from time to time to Advances; and if Bank charges payments as aforesaid, Bank may, in its discretion, limit, declare a moratorium on and terminate Borrower’s right under this Agreement to receive additional Advances, all without prior notice to Borrower, unless notice is otherwise specifically required under this Agreement – and Bank’s decision to do one of the foregoing does not prevent it from later doing any one or more of the others.

2.5 Fees. In addition to the other fees, charges, costs and expenses required to be paid by Borrower under this Agreement and the other Loan Documents, Borrower shall pay to Bank the fees, charges, costs and expenses set forth in this Section 2.5.

(a) Commitment Fee. None.

(b) Bank Expenses. On the Closing Date, Borrower shall pay to Bank all Bank Expenses incurred through the Closing Date, including Bank’s legal fees, and shall pay, as and when demand is so made by Bank to Borrower, all Bank Expenses incurred relating to completion, after the Closing Date, of matters related to closing of this Agreement. Borrower shall be responsible for its own fees and expenses, including its legal fees.

2.6 Documentary and Intangible Taxes; Additional Costs. To the extent not prohibited by law and notwithstanding who is liable for payment of the taxes and fees, Borrower shall pay, on Bank’s demand, all intangible personal property taxes, documentary stamp taxes, excise taxes and other similar taxes assessed, charged and required to be paid in connection with the Credit Extensions and any extension, renewal and modification thereof, or assessed, charged and required to be paid in connection with this Agreement, any of the other Loan Documents and any extension, renewal and modification of any of the foregoing. If, with respect to this Agreement or the transactions hereunder, any Requirement of Law (i) subjects Bank to any tax (except federal, state and local income taxes on the overall net income of Bank), (ii) imposes, modifies and deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in, or loans by Bank, or (iii) imposes upon Bank any other condition, and the result of any of the foregoing is to impose any additional Bank Expenses upon Bank with respect to the Obligations, then Borrower agrees to pay to Bank the amount of such additional Bank Expenses within thirty (30) days following presentation by Bank of a statement of the amount and setting forth Bank’s calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error.

2.7 Term of Agreement. This Agreement shall become effective on the Closing Date and shall continue in full force and effect until the last to occur of (i) payment in full of all of the Obligations or (ii) termination of Bank’s obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to limit, declare a moratorium on and terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default; and such action by Bank shall not constitute a termination of this Agreement, shall not constitute a termination of Borrower’s obligations under this Agreement and the other Loan Documents and shall not adversely affect or impair Bank’s security interests in the Collateral. Bank’s decision to do any one of the foregoing (i.e., limit, declare a moratorium and terminate its obligations to make Credit Extensions) shall not prevent it from exercising any one or more of the other options available to it at any other time.

3. CONDITIONS OF CREDIT EXTENSIONS.

3.1 Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that all of the conditions and requirements set forth in this Section 3.1 and Section 3.2 have been satisfied and completed, or the satisfaction and completion thereof waived by Bank. If all of the conditions are not met to Bank’s satisfaction, or the completion thereof waived by Bank, Bank may, at its option, (i) withhold disbursement until the same are met, (ii) close and require that any unsatisfied conditions be satisfied as a condition subsequent to closing within such period of time as may be designated by the Bank or (iii) terminate its obligation to make any Credit Extension and recover from Borrower all Bank Expenses incurred by Bank in connection with its preparations for making the Credit Extensions. A waiver by Bank of a condition must be in writing to be effective and a waiver as to one or more conditions shall not constitute a waiver as to other conditions and shall not establish a “course of dealing or practice” that would require a waiver of the same or a similar condition at some later time.

(a) Loan Documents, etc. Bank shall have received an original of this Agreement, duly executed by Borrower and any other persons who are parties hereto, and all of the information, certifications, certificates, authorizations, consents, approvals, title and other insurance policies and commitments, financial statements, financing statements, agreements, documents and records listed on the Closing Memorandum and Checklist as items to be received, reviewed, completed, executed, recorded, filed and satisfied prior to Bank making the initial Credit Extension, and such other information, agreements, documents and records as Bank and its counsel may deem reasonably necessary or appropriate.

(b) Payment of Fees. Bank shall have received payment of the fees and Bank Expenses then due, as specified in Section 2.

(c) No Event of Default. No Event of Default shall have occurred and be continuing as of the Closing Date, or after giving effect to the initial Credit Extension to be made at or immediately after closing.

(d) Additional Matters. All other legal and non-legal matters as Bank or its counsel deem reasonably necessary or appropriate to be satisfied, completed and received prior to the initial Credit Extension shall be satisfied, completed and received in form and substance satisfactory to the Bank and its counsel; and Bank’s counsel shall have received duly executed counterpart originals, or certified or other such copies of all records as such counsel may reasonably request.

3.2 Conditions Precedent to All Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to all of the conditions and requirements set forth in this Section 3.2 being satisfied and completed, or the satisfaction and completion thereof waived by Bank.

(a) Loan Payment/Advance Request Form. In the case of any Advances under the Revolving Facility, Bank shall have received, as and when required, a completed Loan Payment/Advance Request Form in form presented by and acceptable to Bank.

(b) Representations and Warranties; No Event of Default. The representations and warranties referenced in Section 5 and in the other Loan Documents shall be true and correct on and as of the date of each Credit Extension as though made at and as of each such date (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete as of such date), and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this subsection.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral to secure the prompt repayment of any and all Obligations and to secure the prompt performance by Borrower of each of its covenants, duties and obligations under the Loan Documents. Except as to Permitted Liens or as Bank may have otherwise consented hereunder or in other Loan Documents, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired or arising after the date hereof, to the extent that such perfection and priority can be attained by the filing of financing statements with the Delaware Secretary of State and, with respect to Accounts where the account debtor is the United States, a State, or any department, agency or instrumentality of the United States or a State, to the extent of compliance with the Federal Assignment of Claims Act of 1940, as amended, or with any similar and applicable state or local law. Notwithstanding any limitation of, moratorium on or termination of Bank’s obligation to make Credit Extensions under this Agreement, Bank’s security interest on the Collateral shall remain in full force and effect for so long as any Obligations are outstanding.

4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all Financing Statements and other documents and records that Bank may request, in form and substance satisfactory to Bank and its counsel, to perfect and continue perfected Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrower hereby consents to the filing by Bank of Financing Statements and such other instruments and documents in any jurisdictions or locations deemed advisable or necessary in Bank’s discretion to preserve, protect and perfect Bank’s security interest and rights in the Collateral. Borrower further consents to and ratifies the filing of such Financing Statements and other instruments and documents prior to the Closing Date. If Borrower has executed and delivered to Bank a separate security agreement or agreements in connection with any or all of the Obligations, that security agreement or those security agreements and the security interests created therein shall be in addition to and not in substitution of this Agreement and the security interests created hereby, and this Agreement shall be in addition to and not in substitution of the other security agreement or agreements and the security interests created thereby (except to the extent any such prior agreements are amended and/or restated by this Agreement). In all cases this Agreement and the aforesaid security agreement or agreements, as well as all other evidences or records of any and all of the Obligations and agreements of Borrower, Bank and other persons who may be obligated on any of the Obligations, shall be applied and enforced in harmony with and in conjunction with each other to the end that Bank realizes fully upon its rights and remedies in each and the Liens created by each; and, to the extent conflicts exist between this Agreement and the other security agreements and records, the terms and conditions of this Agreement shall prevail.

4.3 Power of Attorney. Borrower does hereby irrevocably constitute and appoint Bank its true and lawful attorney with full power of substitution, for it and in its name, place and stead, to execute, deliver and file such agreements, documents, notices, statements and records, to include, without limitation, Financing Statements, and to do or undertake such other acts as Bank, in its sole discretion, deems necessary or advisable to effect the terms and conditions of this Agreement, the other Loan Documents and to otherwise preserve, protect and perfect the security of the security interest in the Collateral. The foregoing appointment is and the same shall be coupled with an interest in favor of Bank.

4.4 Right to Inspect and Audit. Bank (through any of its officers, employees, agents or other persons designated by Bank) shall have the right, upon reasonable prior notice, from time to time during Borrower’s usual business hours, to inspect Borrower’s Books and to make copies thereof and to inspect, check, test, audit and appraise the Collateral and Borrower’s business affairs in order to verify Borrower’s financial condition or the amount, condition of, or any other matter relating to the Collateral and Borrower’s compliance with the terms and conditions of this Agreement and the other Loan Documents. Upon reasonable prior notice to Borrower, Borrower shall permit representatives of Bank to discuss the business, operations, properties and financial and other conditions of Borrower with its officers, board members, executives, managers, members, partners, employees, agents, independent certified public accountants and others, as applicable. Notwithstanding the foregoing provisions of this Section 4.4, Bank shall not be required to give prior notice or limit its inspections to normal business hours if it deems an emergency or other extraordinary situation to exist with respect to the Collateral, Borrower’s Books and its other rights hereunder.

4.5 Collection of Accounts. In addition to its other rights and remedies in this Agreement, Bank shall have the rights and remedies set forth in this Section 4.5, all of which may be exercised by Bank upon the occurrence of and during the continuation of an Event of Default,.

(a) Bank is authorized and empowered at any time in its sole discretion (i) to require Borrower to notify, or itself to notify, either in its own name or in the name of Borrower, all or any of Borrower’s account debtors, and any other person obligated to Borrower, that Borrower’s Accounts have been assigned to Bank and to request in its name, in the name of Borrower or in the name of a third person, confirmation from any such account debtor or other person of the amount payable and any other matter stated therein or relating thereto, (ii) to demand, collect, settle, compromise for, recover payment of, to hold as additional security for the Obligations, and to apply against the Obligations any and all sums which are now owing and which may hereafter arise and become due and owing upon any of said Accounts and upon any other obligation to Borrower (to include making, settling, adjusting, collecting and recovering payment of all claims under and decisions with respect to Borrower’s policies of insurance), (iii) to enforce payment of any Account and any other obligation of any person to Borrower either in its own name or in the name of Borrower, (iv) to endorse in the name of Borrower and to collect any instrument or other medium of payment, whether tangible or electronic, tendered or received in payment of the Accounts that constitute Collateral and any other obligation to Borrower, (v) to sign Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts and notices to account debtors, and (vi) to dispose of any Collateral constituting Accounts and to convert any Collateral constituting Accounts into other forms of Collateral. However, under no circumstances shall Bank be under any duty to act in regard to any of the foregoing matters. Without limiting the provisions of Section 4.3 hereof, but in addition thereto, Borrower hereby appoints Bank and any employee or representative of Bank as Bank may from time to time designate, as attorneys-in-fact for Borrower, to sign and endorse in the name of Borrower, to give notices in the name of Borrower and to perform all other actions necessary or desirable in the reasonable discretion of Bank to effect these provisions and carry out the intent hereof. Borrower hereby ratifies and approves all acts of such attorneys-in-fact and neither Bank nor any other such attorneys-in-fact will be liable for any acts of commission or omission nor for any error of judgment or mistake of fact or law. The foregoing power, being coupled with an interest, is irrevocable so long as an Event of Default is continuing, any Account pledged and assigned to Bank remains unpaid, and this Agreement or any other Loan Document is in force. The costs and expenses of such collection and enforcement shall be borne solely by Borrower whether the same are incurred by Bank or on behalf of Bank or Borrower and, if paid or incurred by Bank, the same shall be an Obligation owing by Borrower to Bank, payable on demand with interest at the Default Rate, and secured by this Agreement and the other Loan Documents. Borrower hereby irrevocably authorizes and consents to all account debtors and other persons communicating with Bank, or its agent, with respect to Borrower’s property, business and affairs and to all of the foregoing persons acting upon and in accordance with Bank’s, or its representative’s, instructions, directions and demands, including, without limitation, Bank’s request and demand to pay money and deliver other property to Bank or Bank’s representatives, all without liability to Borrower for so doing.

(b) At Bank’s request, Borrower will forthwith upon receipt of all checks, drafts, cash and other tangible and electronic remittances in payment or on account of Borrower’s Accounts, deposit the same in a special bank account maintained with Bank or its representative, over which Bank and its representative (as applicable) have the sole power of withdrawal and will designate with each such deposit the particular Account upon which the remittance was made. The funds in said account shall be held by Bank as security for the Obligations. Said proceeds shall be deposited in precisely the form received except for the endorsement of Borrower where necessary to permit collection of items, which endorsement Borrower agrees to make, and which endorsement Bank and its representative (as applicable) are also hereby authorized to make on Borrower’s behalf. Pending such deposit, Borrower agrees that it will not commingle any such checks, drafts, cash and other remittances with any of Borrower’s funds or property, but will hold them separate and apart therefrom and upon an express trust for Bank until deposit thereof is made in the special account. Bank may at any time and from time to time, in its sole discretion, apply any part of the credit balance in the special account to the payment of all or any of the Obligations, whether or not the same be due, and to payment of any other obligation owing to Bank under or on account of this Agreement or any of the other Loan Documents. In the event the balance of the Obligations outstanding is ZERO at anytime prior to the Revolving Maturity Date, and provided no Event of Default has occurred or is continuing, Bank will pay over to Borrower any excess good and collected funds received by Bank from Borrower as aforesaid. On the Revolving Maturity Date and upon the full and final payment of all of the Obligations and the other obligations as aforesaid, together with a termination of Bank’s obligation to make additional Advances, Bank will pay over to Borrower any excess good and collected funds received by Bank from Borrower, whether received as a deposit in the special account or received as a direct payment on any of the Obligations.

(c) Bank shall have the absolute and unconditional right to apply for and to obtain the appointment of a receiver, custodian or similar official for all or a portion of the Collateral, including, without limitation, the Accounts, to, among other things, manage and sell the same, or any part thereof, and to collect and apply the proceeds therefrom to payment of the Obligations as provided in this Agreement and the other Loan Documents. In the event of such application, Borrower consents to the appointment of such receiver, custodian or similar official and agrees that such receiver, custodian or similar official may be appointed without notice to Borrower, without regard to the adequacy of any security for the Obligations secured hereby and without regard to the solvency of Borrower or any other person who or which may be liable for the payment of the Obligations or any other obligations of Borrower hereunder. All costs and expenses related to the appointment of a receiver, custodian or other similar official hereunder shall be the responsibility of Borrower, but if paid by Bank, Borrower hereby agrees to pay to Bank, on demand, all such costs and expenses, together with interest thereon from the date of payment at the Default Rate. All sums so paid by Bank, and the interest thereon, shall be an Obligation owing by Borrower to Bank, and secured by this Agreement and the other Loan Documents. Notwithstanding the appointment of any receiver, custodian or other similar official, Bank shall be entitled as pledgee to the possession and control of any cash, deposits, accounts, account receivables, documents, chattel paper, documents of title or instruments at the present or any future time held by, or payable or deliverable under the terms of the Loan Documents to Bank.

5. REPRESENTATIONS AND WARRANTIES.

Borrower represents and warrants to Bank that the certifications, representations and warranties set forth in the Certificate of Borrower which has been executed and delivered by Borrower to Bank contemporaneously with the execution and delivery of this Agreement by Borrower to Bank are true, correct and accurate as of the date of this Agreement or such other date as may be specifically set forth in a particular certification, representation or warranty; and Borrower agrees that such certifications, representations and warranties shall be continuing certifications, representations and warranties of Borrower to Bank.

6. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall do each and all of the matters set forth in this Section 6; and Borrower acknowledges to Bank that the breach or default by Borrower of any of the covenants and agreements set forth below in this Section 6 is and the same shall be material.

6.1 Good Standing and Government Compliance. Borrower shall maintain in good standing its and each of its Subsidiaries’ organizational existence in their respective jurisdictions of organization and maintain qualification in each jurisdiction in which the conduct of their respective businesses or their respective ownership of property requires that they be so qualified, except for those jurisdictions where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect. Borrower shall comply, and shall cause each Subsidiary to comply, with all Requirements of Law to which they are subject, and without limiting the foregoing with respect to compliance with all Requirements of Law, Borrower shall remain in material compliance with and each of its Subsidiaries shall remain in material compliance with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which or failure to comply with which could have a Material Adverse Effect, or an adverse effect in a material manner on the Collateral or the priority of Bank’s security interest in the Collateral.

6.2 Payment/Performance. Borrower shall pay when due all amounts owing to Bank under this Agreement and the other Loan Documents and promptly perform all other obligations of Borrower thereunder and hereunder.

6.3 Use of Loan Funds. Borrower shall use all loan proceeds disbursed to Borrower only for the purposes stated in this Agreement and the other Loan Documents.

6.4 Financial Statements; Reports; Certificates.

(a) Borrower shall deliver to Bank each and all of the financial statements, reports, certificates and other records referenced under this subsection (a) and such other statements, reports, certificates and records as Bank may reasonably request from time to time.

(i) Beginning with the quarter ended September 30, 2007, and as soon as available, but in any event within forty-five (45) days after the end of each quarter, Borrower shall deliver to Bank an unaudited consolidated balance sheet and a statement of income, cash flow and retained earnings prepared in accordance with GAAP, consistently applied, covering Borrower’s consolidated operations during such period and for the corresponding quarter of the prior year, in a form acceptable to Bank.

(ii) Beginning with the fiscal year ending December 31, 2007, as soon as available, but in any event within one hundred twenty (120) days after the end of Borrower’s fiscal year, Borrower shall deliver to Bank audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, by an approved CPA.

(b) Within twenty-five (25) days after the last day of each month so long as any amounts remain outstanding under the Revolving Facility, and within ten (10) days prior to any borrowing under the Revolving Facility, Borrower shall deliver to Bank a Borrowing Base Certificate dated and signed by a Responsible Officer, together with an Accounts Receivable aging report, each in form acceptable to Bank.

(c) Within thirty (30) days after the beginning of each fiscal year of Borrower, Borrower shall deliver to Bank a detailed annual budget, and Borrower shall notify Bank of each material change to or deviation from such budget within five (5) Business Days after Borrower’s board of directors has approved such change or deviation.

(d) Borrower shall provide such additional statements and information as Bank may from time to time request, in form reasonably acceptable to Bank.

6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment of, or deposit or withholding of, all federal, state and local taxes, assessments or contributions required of it by all Requirements of Law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment, deposit or withholding thereof; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6 Insurance.

(a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers and all other hazards and risks required by Bank. Unless otherwise directed by Bank, the insurance shall be all risk replacement cost insurance with agreed amount endorsement, standard noncontributing mortgagee clauses and standard waiver of subrogation clauses. Borrower shall also maintain general liability, workmen’s compensation and other insurance in amounts and of a type that are customary to businesses similar to Borrower’s, unless Bank directs otherwise, in which event Borrower shall maintain such insurance in amounts and types as Bank directs.

(b) All policies of insurance shall be in such form and with such companies as may be reasonably satisfactory to Bank. All policies of property insurance shall contain a lender’s loss payable endorsement, in a form reasonably satisfactory to Bank, showing Bank as an additional loss payee, and all liability insurance policies shall show Bank as an additional insured. All policies shall specify that the insurer must give at least twenty (20) days’ notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of the policies of insurance and evidence of all premium payments. All proceeds payable under any such policy or policies shall, at Bank’s option, be payable to Bank to be applied on account of the Obligations.

6.7 Primary Depository. Borrower shall maintain its primary operating, depository and lockbox (if any) accounts with Bank.

6.8 Financial Covenants. Borrower shall maintain, as of the last day of each calendar year unless stated otherwise, and Borrower shall fully and timely comply with, each and every one of the financial maintenance covenants set forth in this Section and others that may be contained in this Agreement and the other Loan Documents.

(a) Debt Service Coverage Ratio. As measured on December 31, 2007 and annually on the same day thereafter, a Debt Service Coverage Ratio of not less than 1.20 to 1.0.

(b) Funded Debt to EBITDA. As measured on December 31, 2007 and annually on the same day thereafter, a ratio of Funded Debt to EBITDA of not greater than 2.50 to 1.0; provided that Bank will not unreasonably withhold a waiver of this covenant in the event that Borrower consummates the acquisition of another business which has been approved in advance by Bank.

6.9 Maintenance of Property. Borrower shall keep and maintain the Collateral in good working order and condition and make all needful and proper repairs, replacements, additions, or improvements thereto as are necessary, reasonable wear and tear excepted.

6.10 Maintain Security Interest. Borrower shall maintain, protect and preserve the security interest of Bank in the Collateral and the lien position of Bank in the Collateral, including, without limitation, (i) the filing of “claims” under insurance policies and (ii) protecting, defending and maintain the validity and enforceability of the Trademarks, Patents and Copyrights.

6.11 Further Assurances. At any time and from time to time, Borrower shall execute and deliver such further instruments, agreements, documents and other records and take such further action as may be reasonably requested by Bank to effect the purposes of this Agreement, including, without limitation, the perfection and continuation of perfection of Bank’s security interests in the Collateral.

7. NEGATIVE COVENANTS.

Borrower covenants and agrees that until the termination of Bank’s obligation under this Agreement to make Credit Extensions and the payment in full of the Obligations, Borrower shall not do or permit to be done any of the matters set forth in this Section 7; and Borrower acknowledges to Bank that the breach or default by Borrower of any of the covenants and agreements set forth below in this Section 7 is and the same shall be material.

7.1 Dispositions. Borrower shall not convey, sell, lease, transfer and otherwise dispose of and Borrower shall not permit any of its Subsidiaries to convey, sell, lease, transfer and otherwise dispose of (with respect to both Borrower and Borrower’s Subsidiaries, by operation of law or otherwise) any of the Collateral, other than Permitted Transfers.

7.2 Change in Business; Change in Control or Executive Office. Borrower shall not engage in any business, or permit any of its Subsidiaries to engage in any business, other than as reasonably related or incidental to the businesses currently engaged in by Borrower, without the prior written consent of Bank, which consent shall not be unreasonably withheld. Borrower shall not have a Change in Control and will not, without thirty (30) days’ prior written notification to Bank, relocate its chief executive office, change its state of organization or change any other matter that will or could result in Bank’s security interests in the Collateral becoming unperfected. For purposes hereof, “Change in Control” shall mean a majority of Nancy K. Hedrick, Thomas P. Clinton, William J. Buchanan, and Beverly N. Hawkins no longer being employed by Borrower as executive officers of Borrower.

7.3 Mergers or Acquisitions; New Subsidiary. Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person. Borrower shall not create or cause to be created or to come into existence any new subsidiary after the Closing Date, without the prior written consent of Bank.

7.4 Indebtedness. Borrower shall not create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness. With respect to Indebtedness described in clause (iii) of the definition of Permitted Indebtedness in Exhibit A, to the extent not specifically prohibited by the terms of such Indebtedness, Bank shall have a subordinate lien in and to all equipment and property financed or acquired with such Indebtedness.

7.5 Encumbrances. Borrower shall not create, incur, assume or allow any Lien with respect to the Collateral or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or covenant to any other person that Borrower in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s property.

7.6 Judgments. Borrower shall not permit a judgment for the payment of money to be entered against it which judgment Borrower permits to remain unsatisfied or unstayed for a period of thirty (30) days after the same is entered against Borrower.

7.7 Distributions. Except in the absence of an Event of Default and as would not result in an Event of Default hereunder, or as consented to in writing by Bank, Borrower shall not pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so.

7.8 Investments. Borrower shall not directly or indirectly acquire or own, or make any Investment in or to any person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

7.9 Loans. Borrower shall not make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures or other securities of any person.

7.10 Loans to Officers. Borrower shall not make any loan or advance directly or indirectly for the benefit of any past, present, or future stockholder, director, officer, executive, manager, member, partner or employee of Borrower, other than employee relocation loans, employee bridge loans and other incidental loans to employees, all in the ordinary course of business.

7.11 Compensation. Borrower shall not pay any compensation to any past, present and future shareholder, director, officer, executive, member, manager, partner and employee, whether through salary, bonus or otherwise, in excess of Borrower’s historical practices.

7.12 Transactions with Affiliates. Borrower shall not directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated person.

7.13 Subordinated Debt. Except for scheduled payments of interest and/or principal on any Subordinated Debt to the stockholders of Borrower, Borrower shall not make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.14 Inventory and Equipment. Borrower shall not store its Inventory and shall not store its Equipment with a bailee, warehouseman or similar person unless Bank has received a pledge of the warehouse receipt covering such Inventory and Equipment. Except for Inventory sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall not move or relocate its Inventory and shall not move or relocate its Equipment from the location or locations identified in the Certificate of Borrower and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a Financing Statement where needed to perfect Bank’s security interest.

7.15 Licenses. Borrower shall not become bound by any license, agreement or other record which would have a Material Adverse Effect.

7.16 Compliance. Borrower shall not become or be controlled by an “investment company”, within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose, or permit any of its Subsidiaries to do any of the foregoing.

7.17 Foreign Corrupt Practices. Borrower shall not use any part of or all of the Credit Extensions, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

7.18 Negative Pledge Agreements. Borrower shall not permit the inclusion in any contract to which it becomes a party of any provisions that could restrict or invalidate the creation of a security interest in Borrower’s rights and interests in any Collateral.

7.19 Third Party Agreements. Borrower shall not enter into any agreement containing any provision that would be violated or breached by the performance of the obligations of Borrower under this Agreement.

8. EVENTS OF DEFAULT.

The occurrence of any one or more of the events, conditions, circumstances and matters set forth below in this Section 8 shall constitute an Event of Default by Borrower under this Agreement and the other Loan Documents.

8.1 Default Of Payment Obligations. The occurrence of any event of default or default condition under any Obligation regarding a payment due from Borrower, including, without limitation, Borrower’s failure to pay, when due, the principal of and interest on any of the Obligations, or Borrower’s failure to pay, when due, any and all other amounts due under any of the Obligations, including, without limitation, any taxes, fees, charges, premiums and costs and expenses.

8.2 Covenant Default. Other than a default described in Section 8.1, Borrower fails to perform or satisfy any obligation under Section 6 or violates any covenant under Section 7 of this Agreement, or fails or neglects to perform or observe or otherwise defaults under any other term, provision, condition, covenant or agreement contained in this Agreement, in any of the other Loan Documents, or in any other present or future instrument, document, agreement and other record between Borrower and Bank or from Borrower to Bank or for the benefit of Bank, whether monetary or non-monetary, and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within five (5) days after Borrower receives notice thereof; provided, however, that if the default is non-monetary and cannot by its nature be cured within the five (5) day period or cannot after diligent attempts by Borrower be cured within such five (5) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed twenty (20) days) to attempt to cure such non-monetary default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that Bank shall not be required to make any Credit Extensions during such cure period).

8.3 Termination of Supporting Obligation. The termination of or the occurrence of an event of default or a default condition under any guaranty agreement or other supporting obligation (inclusive of letters of credit, third person pledge agreements and third person security agreements) which applies to this Agreement or any of the other Loan Documents.

8.4 Material Adverse Effect. Any change in Borrower’s business or financial condition, an impairment of the prospect of repayment of any portion of the Obligations or an impairment of the value or priority of Bank’s security interests in the Collateral, which individually or in the aggregate has or would reasonably be expected to have a Material Adverse Effect.

8.5 Attachment. Borrower’s assets, or any part or portion thereof, are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower’s assets, or if a notice of lien, levy or assessment is filed of record with respect to any of Borrower’s assets by the United States Government, or any department, agency or instrumentality thereof, or by any state, county, municipal or governmental agency, and the same is not paid within ten (10) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period).

8.6 Insolvency. Borrower becomes insolvent, or an Insolvency Proceeding is commenced by Borrower, or an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be required to be made prior to the dismissal of such Insolvency Proceeding).

8.7 Other Agreements. The occurrence of a default in any agreement to which Borrower is a party with a third person or persons that could have a Material Adverse Effect.

8.8 Subordinated Debt. Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed hereunder or under any subordination agreement entered into with Bank.

8.9 Misrepresentations. Any misrepresentation or misstatement exists now or hereafter in any warranty or representation set forth herein, in any other Loan Document or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or any other Loan Document, or to induce Bank to enter into this Agreement or any other Loan Document.

8.10 Receivership. The application for the appointment of a receiver for Borrower that is not dismissed, stayed or terminated within thirty (30) days.

8.11 Dissolution. The dissolution or termination of existence of Borrower.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies upon an Event of Default. If an Event of Default shall occur under this Agreement, in addition to any other rights and remedies which may be available to Bank and without limiting any other rights and remedies granted to Bank in this Agreement, the other Loan Documents and at law and in equity, including, without limitation, the rights and remedies provided to Bank under the Code, which rights and remedies are fully exercisable by Bank as and when provided herein and therein, Bank shall have the rights and remedies set forth below in this Section 9.1, any and all of which it may exercise at its election, without notice of its election and without demand.

(a) Acceleration of Obligations. Bank may, at its option, accelerate and declare immediately due and payable the Obligations, as well as any of and all of the other indebtedness and obligations owing under this Agreement and the other Loan Documents that are not already due hereunder and that are not already due thereunder. If there is more than one Obligation, Bank may accelerate and declare immediately due and payable all of the Obligations, or Bank may from time to time and at any number of times after the occurrence of an Event of Default, accelerate and declare immediately due and payable any one or more of the Obligations as Bank in its discretion elects to accelerate (provided that upon the occurrence of an Event of Default described in Section 8 under the heading “Insolvency”, all Obligations shall become immediately due and payable without any action by Bank).

(b) Terminate Credit Extensions. Bank may limit Borrower’s right to receive any and all advances under this Agreement and under any other agreement between Bank and Borrower to such amounts as Bank determines from time to time to be appropriate under the circumstances, Bank may impose a moratorium on future advances under this Agreement and under any other agreement between Bank and Borrower, and Bank may terminate the right of Borrower to receive advances under this Agreement and under any other agreement between Borrower and Bank, and in all the foregoing instances, Bank’s rights relative to Credit Extensions may be exercised cumulatively, concurrently, alternatively and in any other manner and at any time or times as Bank deems appropriate, in its discretion.

(c) Protection of Collateral. Bank may make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect, perfect and continue the perfection of its security interest in the Collateral, including, modifying, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower’s approval of or signature to such modification by amending Exhibits A and B thereof, as appropriate, to include reference to any right, title and interest in any Copyrights, Patents and Trademarks acquired by Borrower after the execution hereof and transferring the Intellectual Property Collateral into the name of Bank or a third person to the extent permitted under the Code. Borrower agrees to assemble the Collateral if Bank so requires and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank and its representatives to enter the premises where the Collateral is located, to do, among other things Bank deems necessary or advisable, the following: (i) take and maintain possession of the Collateral, or any part or parts of it, (ii) pay, purchase, contest or compromise any encumbrance, charge or lien which in Bank’s determination appears to be prior or superior to its security interest, and (iii) pay all costs and expenses incurred in connection with any of the foregoing. With respect to any of Borrower’s premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights and remedies provided herein, at law, in equity and otherwise.

(d) Sale and Disposition of Collateral.

(i) Bank, directly and through others on its behalf, may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and/or sell the Collateral, or part or parts thereof, for cash or on terms, at one or more private or public sales held at such place or places as Bank determines to be commercially reasonable, after having complied with the provisions of this Agreement, the other Loan Documents and applicable Requirements of Law relating to sale of the Collateral, including, without limitation, the requirements of the Code. Bank is hereby irrevocably granted a license or other right, pursuant to the provisions of this Section 9.1, to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, advertising matter and any property of a similar nature, together with the right of access to all tangible or electronic media in which any of the foregoing may be recorded or stored, in completing production of, management of, advertising for sale and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit. Borrower hereby agrees: (i) that ten (10) days notice of any intended sale or disposition of any Collateral is commercially reasonable; and (ii) that the foregoing shall not require a notice if no notice is required under the Code.

(ii) Bank may credit bid and purchase at any sale or sales.

(iii) The proceeds of any sale of, or other realization upon, all or any part of the Collateral pursuant to this Section 9.1 shall be applied by Bank in the following order of priorities, or such other order as Bank may determine or as may be required under applicable Requirements of Law: first, to payment of the costs and expenses of such sale or other realization, and all expenses, liabilities and advances incurred or made by Bank in connection therewith, and any other unreimbursed costs and expenses for which Bank is to be reimbursed pursuant to this Agreement and the other Loan Documents; second, to the payment of unpaid principal of the Obligations; third, to the payment of accrued but unpaid interest on the Obligations; fourth, to the payment of all other amounts owing or outstanding by Borrower under the Obligations, this Agreement, the other Loan Documents and otherwise to Bank as provided herein or therein, until all the foregoing shall have been paid in full; finally, to payment to Borrower or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining from such proceeds.

(iv) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower, without demand by Bank, but this provision shall not require Bank to first dispose of the Collateral before attempting to recover payment of the Obligations from Borrower or any other person and Bank shall have the right to proceed successively, concurrently and alternatively against the Collateral, the Borrower and any other person obligated on any of the Obligations in any order and at any time or times as it deems to be in its best interest.

9.2 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents and all other agreements shall be cumulative and may be exercised successively, concurrently, alternatively and in any other order and at such time or times as Bank elects in its discretion. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law and in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

10. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by facsimile to Borrower or to Bank, as the case may be, at their respective addresses as set forth below. The parties may change the address at which they are to receive notices hereunder by notice in writing in the foregoing manner given to the other.

Borrower:

Computer Software Innovations, Inc.

900 East Main Street, Suite T

Easley, South Carolina 29640

Attn: David Dechant

Bank:

RBC Centura Bank

531 South Main Street

Greenville, South Carolina 29601

Attn: Charles Arndt, S.V.P.

11. WAIVERS.

11.1 Waiver Of Trial By Jury. To the extent not prohibited by applicable Requirements of Law, Borrower and Bank each hereby waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of any of the Loan Documents or any of the transactions contemplated therein, including contract claims, tort claims, breach of duty claims and all other common law or statutory claims. Each party recognizes and agrees that the foregoing waiver constitutes a material inducement for it to enter into this Agreement. Each party represents and warrants that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

11.2 Marshalling of Assets. Borrower hereby waives, to the extent permitted by law, the benefit of all appraisal, valuation, stay, extension, reinstatement and redemption laws now in force and those hereafter in force and all rights of marshalling in the event of any sale hereunder of the Collateral or any part or any interest therein.

11.3 Waiver of Action Against Third Persons. Borrower waives any right to require Bank to bring any action against any other person or to require that resort be had to any security or to any balances of any deposit or other accounts or debts or credits on the books of Bank in favor of any other person.

12. GENERAL PROVISIONS.

12.1 Indemnification. Borrower hereby agrees to defend, protect, indemnify and hold harmless Bank, all directors, officers, employees, attorneys, agents and independent contractors of Bank, from and against all claims, actions, liabilities, damages and costs and expenses asserted against, imposed upon or incurred by Bank or any of such other persons as a result of, or arising from, or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby, except for losses resulting from the gross negligence or willful misconduct of the person otherwise to be indemnified hereunder.

12.2 Choice of Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of South Carolina, excluding, however, the conflict of law provisions thereof, and except to the extent that the Code of another jurisdiction is applicable to the Collateral.

12.3 Incorporation of Exhibits; Customer and Loan Numbers. All exhibits, schedules, addenda and other attachments to this Agreement are by this reference incorporated herein and made a part hereof as if fully set forth in the body of this Agreement. The Customer and Loan Numbers, if any, stated in this Agreement are for Bank’s internal business use and reference only and do not and shall not limit the scope and extent of Bank’s rights hereunder, including the Obligations secured hereby and the security interests of Bank in the Collateral.

12.4 Maintenance of Records by Bank. Borrower acknowledges and agrees that Bank is authorized to maintain, store and otherwise retain the Loan Documents or any of them in their original, inscribed tangible form or a record thereof in an electronic medium or other non-tangible medium which permits such record to be retrieved in a perceivable form; that a record of any of the Loan Documents in a non-tangible medium which is retrievable in a perceivable form shall be the agreement of Borrower to the same extent as if such Loan Document was in its original, inscribed tangible medium and such a record shall be binding on and enforceable against Borrower notwithstanding the same is in a non-tangible form and notwithstanding the signatures of the signatories hereof are electronic, typed, printed, computer generated, facsimiles or other reproductions, representations or forms; and that Bank’s certification that a non-tangible record of any of the Loan Documents is an accurate and complete copy or reproduction of the original, inscribed tangible form shall be conclusive, absent clear and convincing evidence of the incorrectness of said certification, and such non-tangible record or a reproduction thereof shall be deemed an original and have the same force and effect as the original, inscribed tangible form.

12.5 Credit Investigations; Sharing of Information; Control Agreements. Bank is irrevocably authorized by Borrower to make or have made such credit investigations as it deems appropriate to evaluate Borrower’s and its Subsidiaries’ credit or financial standing, and Borrower authorizes Bank to share with consumer reporting agencies and creditors its experiences with Borrower and its Subsidiaries and other information in Bank’s possession relative to Borrower and its Subsidiaries. Bank (i) shall not have any obligation or responsibility to provide information to third persons relative to Bank’s security interest in the Collateral, this Agreement and otherwise with respect to Borrower and its Subsidiaries and (ii) shall not have any obligation or responsibility to subordinate its security interest in the Collateral to the interests of any third persons or to enter into control agreements relative to the Collateral.

12.6 Bank’s Liability for Collateral. Notwithstanding anything in this Agreement or any of the other Loan Documents to the contrary, Bank may at any time or times during the term of this Agreement make such payments and do or cause to be done such acts as Bank considers necessary or advisable to protect the Collateral and to preserve, protect and perfect or continue the perfection of its security interest in the Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral; (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (iii) any diminution in the value thereof; or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

12.7 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons, as required under the terms of this Agreement and the other Loan Documents, then Bank may do or cause to be done any or all of the following: (i) make payment of the same or any part thereof; (ii) set up such reserves as Bank deems necessary to protect Bank from the exposure created by such failure; and (iii) obtain and maintain insurance policies of the type required by this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, shall bear interest at the Default Rate from the date of payment or deposit and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement. If Bank is requested to waive an Event of Default or forbear taking action relative thereto, Bank may condition any waiver or forbearance it elects, in its discretion, to grant Borrower on payment by Borrower of such fees to Bank as Bank deems appropriate under the circumstances and may condition any such waiver or forbearance on Borrower reimbursing Bank for all costs and expenses Bank incurs in connection with such waiver or forbearance.

12.8 No Waiver; No Course of Dealing. Bank, at any time or times, may grant extensions of time for payment or other indulgences or accommodations to any person obligated on any of the Obligations, or permit the renewal, amendment or modification thereof or substitution or replacement therefor, or permit the substitution, exchange or release of any property securing any of the Obligations and may add or release any person primarily or secondarily liable on any of the Obligations, all without releasing Borrower from any of its liabilities and obligations under any of the Loan Documents and without Bank waiving any of its rights and remedies under any of the Loan Documents, or otherwise. No delay or forbearance by Bank in exercising any or all of its rights and remedies hereunder and under the other Loan Documents or rights and remedies otherwise afforded by law or in equity shall operate as a waiver thereof or preclude the exercise thereof during the continuance of any Event of Default as set forth herein or in the event of any subsequent Event of Default hereunder. Also, no act or inaction of Bank under any of the Loan Documents shall be deemed to constitute or establish a “course of performance or dealing” that would require Bank to so act or refrain from acting in any particular manner at a later time under similar or dissimilar circumstances.

12.9 Relationship of Parties; Successors and Assigns. The relationship of Bank to Borrower is that of a creditor to an obligor (inclusive of a person obligated on a supporting obligation) and a creditor to a debtor; and in furtherance thereof and in explanation thereof, Bank has no fiduciary, trust, guardian, representative, partnership, joint venturer or other similar relationship to or with Borrower and no such relationship shall be drawn or implied from any of the Loan Documents and any of Bank’s actions or inactions hereunder or with respect hereto – and, Bank has no obligation to Borrower or any other person relative to administration of any of the Obligations and the Collateral, or any part or parts thereof. The covenants, terms and conditions herein contained shall bind, and the benefits and powers shall inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto, as well as any persons who become bound hereto as a debtor. If two or more persons or entities have joined as Borrower, each of the persons and entities shall be jointly and severally obligated to perform the conditions and covenants herein contained. The term “Bank” shall include any payee of the Obligations hereby secured and any transferee or assignee thereof, whether by operation of law or otherwise, and Bank may transfer, assign or negotiate all or any of the Obligations secured by this Agreement from time to time without the consent of Borrower and without notice to Borrower and any transferee or assignee of Bank or any transferee or assignee of another may do the same without Borrower’s consent and without notice to Borrower. Borrower waives and will not assert against any transferee or assignee of Bank any claims, defenses, set-offs or rights of recoupment which Borrower could assert against Bank, except defenses which Borrower cannot waive.

12.10 Time of Essence. Time is of the essence for the performance of all of Borrower’s covenants and agreements (inclusive of the Obligations) set forth in this Agreement and each of the Loan Documents.

12.11 Amendments in Writing; Integration. All amendments to or terminations of this Agreement must be in writing. All prior agreements, understandings, representations, warranties and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, and including the Commitment Letter, are merged into this Agreement and the Loan Documents.

12.12 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.13 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the obligations of Borrower to indemnify Bank as described in Section 12.1 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.14 Amendment and Restatement. This Agreement amends and restates in its entirety, the Amended and Restated Loan and Security Agreement between Borrower and Bank dated as of January 2, 2007. This Agreement does not extinguish the indebtedness outstanding in connection therewith, nor is it intended to constitute a novation with respect to the indebtedness outstanding thereunder.

12.15 Waiver of Default. Notwithstanding any other provision of this Agreement, the following events or occurrences shall not constitute an Event of Default hereunder, or under any other Loan Document:

(a) Any currently existing or continuing default by Borrower under its Subordinated Debt obligations.

(b) The conversion of Borrower’s preferred stock and/or the exercise of Borrower’s warrants issued to Barron Partners LP (“Barron”) and/or Barron’s sale of any of shares of Borrower’s stock, even if such event(s) would result in a Change of Control; and

(c) Borrower’s inability to provide Bank with a first-priority, perfected Lien on the Collateral, including the Intellectual Property Collateral or Software Products, as a result of Requirements of Law that provide for perfecting and/or evidencing a security interest other than by a filing of a Financing Statement pursuant to the Code; provided, however, that this waiver shall not limit Bank’s ability to require Borrower to cooperate in perfecting a security interest in Collateral acquired in the future.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

In witness whereof, the parties have caused this agreement to be executed with authority duly obtained, as of the date first written above.

COMPUTER SOFTWARE INNOVATIONS, INC.		Witness:

By:	/s/ David Dechant	/s/ Wendy Knorr
Print Name:	David Dechant	Print Name:	Wendy Knorr
Title:	CFO

RBC CENTURA BANK		Witness:

By:	/s/ Charles M. Arndt	/s/ Seann G. Tzouvelekas
Print Name:	Charles M. Arndt	Print Name:	Seann G. Tzouvelekas
Title:	Mkt. Exec.

EXHIBIT A

DEFINITIONS

“Accounts” shall have a broad meaning and shall include all accounts (as such term is defined in Article 9 of the Code) owned by Borrower and all accounts in which Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising; and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to Borrower and hereafter arising and owing to Borrower, together with (i) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (ii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

“Affiliate” means, with respect to any person, any person that owns or controls directly or indirectly such person, any person that controls or is controlled by or is under common control with such person, and each of such person’s senior executive officers, directors and partners.

“Agreement” means this Second Amended and Restated Loan and Security Agreement, and any and all amendments, modifications, renewals, extensions, replacements and substitutions thereof and therefor.

“Bank” means RBC Centura Bank and its successors, assigns, transferees and the holder of this Agreement and the other Loan Documents.

“Bank Expenses” means all reasonable out of pocket costs and expenses incurred and suffered by Bank in connection with the preparation, negotiation, administration and enforcement of the Loan Documents and its rights and remedies thereunder, including, without limitation, perfection, audit, inspection, protection and enforcement of Bank’s security interests in the Collateral.

“Borrower” means Computer Software Innovations, Inc., a Delaware corporation, and its successors and permitted assigns.

“Borrower’s Books” means all of Borrower’s books and records including, without limitation, ledgers, journals, spread sheets, business plans, business projections, tax returns and accompanying worksheets and notes related thereto, governmental and regulatory filings and reports and all other records concerning Borrower’s assets and liabilities, the Collateral, business operations and financial condition; and the term includes media on which such records are stored or maintained, whether electronic, printed, imbedded in software or other computer programs or on tape files, and the equipment containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts plus fifty percent (50%) of Eligible Inventory (with a maximum borrowing ability against Eligible Inventory of $1,000,000.00), as determined by Bank with reference to the most recent Borrowing Base Report delivered by Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in the State of South Carolina are authorized or required to close.

“Capital Expenditures” means any amounts accrued or paid in respect of any purchase or other acquisition for value of capital assets and, for greater certainty, excludes amounts expended in respect of the normal repair and maintenance of capital assets utilized in the ordinary course of business.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Change in Control” shall mean (i) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Borrower, who did not have such power before such transaction; and/or (ii) a majority of Nancy K. Hedrick, Thomas P. Clinton, William J. Buchanan, and Beverly N. Hawkins no longer being employed by Borrower as executive officers of Borrower

“Close” or “Closing” means the completion of the conditions precedent to the initial Credit Extension.

“Closing Date” means the date of this Agreement, which is the last date on which this Agreement is signed by a party hereto.

“CMLTD” means Current Maturities of Long Term Debt as generally defined by GAAP, but excluding principal owing under the Subordinated Debt.

“Code” means the Uniform Commercial Code as in effect, from time to time, in the State of South Carolina, except to the extent that the Code of another jurisdiction is applicable to the Collateral.

“Collateral” means the property and property rights described on Exhibit B and all Negotiable Collateral and Intellectual Property Collateral to the extent not described on Exhibit B.

“Commitment” means the letter dated September 10, 2007 under which Bank committed to enter into this Agreement with Borrower.

“Contingent Obligation” or “Contingent Liability” means, as applied to any person, any direct or indirect liability, contingent or otherwise, of that person with respect to (i) any account, instrument, chattel paper, document, general intangible, indebtedness, lease, dividend, letter of credit, letter of credit right or other obligation of another person, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that person, or in respect of which that person is otherwise directly or indirectly liable; (ii) any obligation with respect to undrawn letters of credit issued for the account of that person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Credit Extension” means each Advance or other extension of credit or financing by Bank for the benefit of Borrower hereunder.

“Credit Facilities” is a reference to the credit facilities available under this Agreement and can include one or more of the Revolving Facility, the Equipment Facility and the Real Estate Facility.

“Debt Service Coverage Ratio” means EBITDA plus non-recurring special items, divided by CMLTD, plus Interest Expense.

“Default Rate” means a rate of interest per annum equal to the contract rate of interest defined as the “Default Rate” in the Promissory Note, and if there is more than one Promissory Note, it shall mean a rate of interest per annum equal to the highest of the contract rates of interest defined in the Promissory Notes as a “Default Rate”.

“EBITDA” means the total of (i) net income from continuing operations (excluding extraordinary gains or losses), and to the extent deducted in determining net income (ii) Interest Expense, (iii) income taxes, (iv) depreciation, depletion and amortization expenses.

“Eligible Accounts” means only those Accounts that are within the meaning of the term “account” as defined under the Code that are in existence, have arisen in the ordinary course of Borrower’s business, and that comply with all of Borrower’s representations and warranties to Bank set forth in this Agreement and the other Loan Documents; provided, the Bank may change the standards of eligibility by giving Borrower thirty (30) days’ prior written notice.

Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following: (i) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date; excepting, however, e-rate accounts which shall remain eligible until payment has remained outstanding one hundred twenty (120) days after the invoice date; (ii) Accounts subject to any security interest or encumbrance ranking or capable of ranking in priority to the security interest of the Bank therein; (iii) Accounts with respect to which the account debtor is an officer, employee or agent of Borrower; (iv) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, or other terms by reason of which the payment by the account debtor may be conditional; (v) Accounts with respect to which the account debtor is an Affiliate of Borrower; (vi) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts; (vii) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower; (viii) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and (ix) Accounts the collection of which Bank reasonably determines after inquiry to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Eligible Inventory” means finished goods, as defined under the Code, which are owned and held for sale by Borrower in the ordinary course of Borrower’s business.

“Equipment Facility” means the Credit Extension for equipment financing in the principal amount of $800,000.00.

“Event of Default” has the meaning assigned in Section 8.

“Funded Debt” means, at any time, all obligations for borrowed money which bear interest or to which interest is imputed plus, without duplication, all obligations for the deferred payment of the purchase of property, all Capitalized Lease obligations and all Indebtedness.

“GAAP” means generally accepted accounting principles and practices in effect from time to time as promulgated by the American Institute of Certified Public Accountants.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any organization exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means (a) all liabilities which would be reflected on a balance sheet prepared in accordance with GAAP, (b) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all capital lease obligations, (e) all indebtedness under agreements relating to derivatives transactions (e.g. interest rate swaps, caps, floors or collar transactions, or other similar transactions made pursuant to an International Swap Dealers Association, Inc. Master Agreement or similar agreement), and (f) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement or other relief.

“Intellectual Property Collateral” means all of Borrower’s right, title and interest in and to its intellectual property, including without limitation, the following: (i) Copyrights, Trademarks and Patents; (ii) any and all trade secrets, and any and all intellectual property rights in software and software products now or hereafter existing, created, acquired or held; (iii) any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held; (iv) any and all mask works or similar rights now or hereafter existing, created, acquired or held; (v) any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above; (vi) all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(vii) all amendments, renewals, re-issues, divisions, continuations and extensions of any of the Copyrights, Trademarks or Patents; and (viii) all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Interest Expense” means the total of the costs of advances outstanding under Indebtedness including (i) interest charges, (ii) capitalized interest, (iii) the interest component of Capitalized Leases, (iv) fees payable in respect of letters of credit and letters of guarantee, and (v) discounts incurred and fees payable in respect of bankers’ acceptances.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any person, or any loan, advance or capital contribution to any person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Knowledge” means actual knowledge or such level of knowledge or awareness as would be obtained or should have been known at the time by a prudent business person under substantially similar circumstance after diligent investigation.

“Lien” means any mortgage, lien, deed of trust, deed to secure debts, charge, pledge, security interest or other encumbrance and the term “security interest” and Lien shall be interchangeable, as necessary or appropriate.

“Loan Documents” means, collectively, this Agreement, any instruments, including promissory notes, executed and delivered by Borrower to Bank, and any one or more of the following entered into by Borrower and Bank, or by Borrower for the benefit of Bank, or by another person and Bank or by another person for benefit of Bank in connection with the Agreement or any of the Obligations, together with any and all renewals, extensions, amendments, modifications, replacements and substitutions thereof and therefor: mortgages, deeds to secure debt, deeds of trust, security agreements, negative pledge agreements, pledge agreements, guaranty agreements, control agreements, hypothecation agreements, documents, agreements and other records.

“Material Adverse Effect” means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents as and when required thereunder.

“Material Agreements” has the meaning assigned in the Certificate of Borrower.

“Negotiable Collateral” means all of Borrower’s present and future letters-of-credit and letter-of-credit rights of which it is a beneficiary, instruments (including promissory notes), drafts, securities, documents of title and chattel paper (including electronic chattel paper), and Borrower’s Books relating to any of the foregoing.

“Obligations” means all indebtedness, including principal, interest, fees, premiums, penalties, charges, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement, the other Loan Documents and any other agreement, document and record, including, without limitation, indebtedness under agreements relating to derivatives transactions (e.g. interest rate swaps, caps, floors or collar transactions, or other similar transactions made pursuant to an International Swap Dealers Association, Inc. Master Agreement or similar agreement), both absolute and contingent, due and to become due, now existing and hereafter arising, including any interest and fees that accrue after the commencement of an Insolvency Proceeding and including any indebtedness, liability and obligation now owing and any indebtedness, liability and obligation hereafter arising and owing from Borrower to others that Bank has obtained or may in the future obtain by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” means: (i) Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed to and approved by Bank; (iii) Subordinated Debt; and (iv) Indebtedness contained in Borrower’s annual budget submitted to and approved by Bank.

“Permitted Investment” means: (i) Investments existing on the Closing Date disclosed in the Certificate of Borrower; (ii) (A) Marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof maturing within one year from the date of acquisition thereof, (B) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (C) certificates of deposit maturing no more than one year from the date of investment therein issued by Bank, and (D) Bank’s money market accounts; (iii) Repurchases of stock from former employees or directors of Borrower under the terms of applicable repurchase agreements or stock option agreements; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments consisting of (A) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (B) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s board of directors; (vi) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (vii) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business, provided that this part shall not apply to Investments of Borrower in any Subsidiary; and (viii) Joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the non-exclusive licensing of technology, the development of technology or the providing of technical support.

“Permitted Liens” means the following: (i) any Liens existing on the Closing Date and disclosed to and approved by Bank or arising under this Agreement or the other Loan Documents; (ii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests; (iii) Liens (A) upon or in any Equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such Equipment or indebtedness incurred solely for the purpose of financing the acquisition of such Equipment, or (B) existing on such Equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such Equipment, provided that, to the extent not specifically prohibited by the terms of such financings, Borrower shall grant and pledge to Bank a valid, perfected security interest which is second in priority to any lien granted under this provision; and (iv) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (i) through (iii) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Permitted Transfer” means the conveyance, sale, lease, transfer or disposition by Borrower or any Subsidiary of: (i) Inventory in the ordinary course of business; (ii) non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) surplus, worn-out or obsolete Equipment.

“Promissory Note” means any promissory note or other instrument of Borrower in favor of Bank evidencing any indebtedness of Borrower to Bank under this Agreement or evidencing any of the other Obligations, together with any amendments, modifications, extensions, renewals, substitutions or replacements thereto or therefor.

“Real Estate Facility” means the Credit Extension for real estate financing in the principal amount of $486,000.00.

“Requirement of Law” means as to any person, any law, treaty, rule, or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such person or any of its properties or to which such person or any of its properties is subject, either individually, or jointly or collectively with another person or persons.

“Responsible Officer” means each of the Chief Executive Officer, the President, the Executive Vice-President, and the Chief Financial Officer of Borrower.

“Revolving Facility” means a revolving line of credit and Credit Extensions thereon, in a principal amount not to exceed $7,000,000.00.

“Revolving Maturity Date” means June 30, 2009.

“Subordinated Debt” means any debt incurred by Borrower that is subordinated to the indebtedness owing by Borrower to Bank on terms reasonably acceptable to Bank (and identified as being such by Borrower and Bank).

“Subsidiary” means any registered organization or other organization (1) the majority (by number of votes) of the outstanding voting interests of which is at the time owned or controlled by Borrower, or by one or more Subsidiaries of Borrower, or Borrower and one or more Subsidiaries of Borrower, or (2) otherwise controlled by or within the control of Borrower or any Subsidiary.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

EXHIBIT B

DEBTOR:	COMPUTER SOFTWARE INNOVATIONS, INC.

SECURED PARTY:	RBC CENTURA BANK

COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT

All personal property owned by Borrower and all personal property in which Borrower has a property interest, both presently existing and hereafter created, written, produced, developed, acquired and arising, of every nature, kind and description, wherever located and notwithstanding in whose custody and possession any of the foregoing may be at any time or times, including, but not limited to:

(i)	all accounts, as-extracted collateral, cash proceeds, chattel paper, commercial tort claims, deposit accounts, documents, equipment, farm products, fixtures, financial assets, general intangibles, goods, instruments, inventory, investment property, letter of credit rights, letters of credit, money, non-cash proceeds, proceeds, intellectual property, software, supporting obligations and other personal property, both now existing and hereafter existing, acquired and arising, owned by Borrower and in which Borrower has any property rights and benefits, of whatsoever kind and description, wheresoever located and inclusive of property in Borrower’s constructive possession and control, property in Borrower’s actual possession and control and property in the possession and control of a third person for and on behalf of Borrower; and, without limiting the foregoing but in furtherance thereof, the following now existing and hereafter acquired and arising property and property rights and benefits, together with all replacements, substitutions, additions, accessions, products and proceeds thereof and of anything described herein;

(ii)	all accounts (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina and the Uniform Commercial Code of any other jurisdiction applicable to the Collateral) owned by Borrower and all accounts in which Borrower has any rights (including, without limitation, rights to grant a security interest in accounts owned by other persons), both now existing and hereafter owned, acquired and arising and, to the extent not included in the term accounts as so defined after ascribing a broad meaning thereto, all accounts receivable, health-care-insurance receivables, credit and charge card receivables, bills, acceptances, documents, choses in action, chattel paper (both tangible and electronic), promissory notes and other instruments, deposit accounts, license fees payable for use of software, commercial tort claims, letter of credit rights and letters of credit, rights to payment for money or funds advanced or sold other than through use of a credit card, lottery winnings, investment property, rights to payment with respect to investment property, general intangibles and other forms of obligations and rights to payment of any nature, now owing to Borrower and hereafter arising and owing to the Borrower, together with (1) the proceeds of all of the accounts and other property and property rights described hereinabove, including all of the proceeds of Borrower’s rights with respect to any of its goods and services represented thereby, whether delivered or returned by customers, and all rights as an unpaid vendor and lienor, including rights of stoppage in transit and of recovering possession by any proceedings, including replevin and reclamation, and (2) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing;

(ii)	all now existing and hereafter acquired software, computer source codes, computer programs embedded in goods that consist solely of the medium in which the program is embedded and other computer programs and supporting information (collectively, the “Software Products”), and all common law and statutory copyrights and copyright registrations, applications for registration, now existing and hereafter arising, United States and foreign, obtained and to be obtained on or in connection with the Software Products, and any parts thereof and any underlying and component elements of the Software Products, together with the right to copyright and all rights to renew and extend such copyrights and the right (but not the obligation) of Bank to sue in its own name and in the name of Borrower for past, present and future infringements of copyright;

(iii)	all now existing and hereafter acquired goods, including, without limitation, fixtures, equipment and inventory;

(iv)	all now existing and hereafter arising rights in oil, gas or other minerals before extraction;

(v)	all now existing and hereafter arising guarantees and other supporting obligations, together with the security therefor;

(vi)	all now existing and hereafter arising copyrights, trademarks, service marks, trade names and service names and the goodwill associated therewith;

(vii)	all now existing and hereafter arising (a) patents and patent applications filed in the United States Patent and Trademark Office or any similar office of any foreign jurisdiction, and interests under patent license agreements, including, without limitation, the inventions and improvements described and claimed therein; (b) licenses pertaining to any patent whether Borrower is licensor or licensee; (c) income, royalties, damages, payments, accounts and accounts receivable now due and those hereafter arising and due under and with respect thereto, including, without limitation, damages and payments for past, present and future infringements thereof; (d) the right (but not the obligation) to sue for past, present and future infringements thereof; (e) rights corresponding thereto throughout the world in all jurisdictions in which such patents have been issued or applied for; and (f) the reissues, divisions, continuations, renewals, extensions and continuations-in-part with any of the foregoing (all of the foregoing patents and applications and interests under patent license agreements, together with the items described in clauses (a) through (f) in this paragraph are sometimes herein individually and collectively referred to as the “Patents”);

(viii)	all now existing and hereafter arising accessions, products and proceeds, including, without limitation, insurance proceeds and condemnation proceeds, of any and all of the foregoing property and property rights;

(ix)	All general intangibles (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina and the Uniform Commercial Code of any other jurisdiction applicable to the Collateral) of Borrower, whether now existing or hereafter owned, acquired or arising , or in which Borrower now has or hereafter acquires any rights, and, to the extent not included in the term general intangibles as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired things in action, payment intangibles, rights to payment of loan funds not evidenced by chattel paper or an instrument, contract rights, causes of action, business records, inventions, designs, patents, patent applications, software, trademarks, trademark registrations and applications therefor, goodwill, trade names, trade secrets, trade processes, copyrights, copyright registrations and applications therefor, licenses, permits, franchises, customer lists, computer programs, all claims under guaranties and other supporting obligations, tax refund claims, claims under letters-of-credit and all letter-of-credit rights, rights and claims against carriers and shippers, leases, claims under insurance policies, condemnation proceeds, all rights to indemnification and all other intangible personal property of every kind and nature, together with the proceeds of all of the general intangibles and other property and property rights described hereinabove; and all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.

(x)

All equipment (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina and the Uniform Commercial Code of any other jurisdiction applicable to the Collateral) of Borrower, whether now existing or hereafter owned, acquired or arising, or in which Borrower now has or hereafter acquires any rights, including, without limitation, equipment now in Borrower’s possession and control, equipment in transit, equipment in storage and equipment hereafter acquired by way of replacement, substitution, addition or otherwise, and, to the extent not included in the term equipment as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired furniture, furnishings, fixtures (including, without limitation, those located at, upon or about, or attached to, the real estate described herein), machinery, parts, supplies, apparatus, appliances, patterns, molds, dies, blueprints, fittings and computer systems and related hardware and software of every description, together with (i) the proceeds and products of all of the equipment and other property and property rights described hereinabove, including, without limitation, insurance proceeds and condemnation proceeds, (ii) all books and records, abstracts of title, leases and all other contracts and agreements relating thereto or used in connection therewith and (iii) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing; and

(xi)	All inventory (as such term is defined in Article 9 of the Uniform Commercial Code in effect from time to time in the State of South Carolina and the Uniform Commercial Code of any other jurisdiction applicable to the Collateral) owned by Borrower and all inventory in which Borrower has any rights (including, without limitation, rights to grant a security interest in inventory owned by other persons), both now existing and hereafter owned, acquired and arising, including, without limitation, inventory in transit, inventory in the constructive possession and control of Borrower, inventory in the actual possession and control of Borrower and inventory held by others for Borrower’s account; and, to the extent not included in the term inventory as so defined after ascribing a broad meaning thereto, all now existing and hereafter acquired goods manufactured or acquired for sale or lease, and any piece goods, raw materials, as extracted collateral, work in process and finished merchandise, component materials, and all supplies, goods, incidentals, office supplies, packaging materials and any and all items used or consumed in the operation of the business of Borrower or which may contribute to the finished product or to the sale, promotion and shipment thereof by Borrower and by others on the account of Borrower, together with (i) the proceeds and products of all of the inventory and other property and property rights described hereinabove, (ii) all additions and accessions thereto and replacements and substitutions therefore, (iii) all documents related thereto and (iv) all customer lists, books and records, ledgers, account cards, and other records including those stored on computer or electronic media, whether now in existence or hereafter created, relating to any of the foregoing.